Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Term Sheet dated August 30, 2024

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The EURO STOXX® Banks Index (the “Index”)
Pricing Date:	September 17, 2024
Issue Date:	September 20, 2024
Calculation Day:	September 17, 2027
Stated Maturity Date:	September 22, 2027
Face Amount:	$1,000 per security
Maturity Payment Amount:

•   if the ending value is greater than or equal to the starting value: $1,000 plus the greater of:

(i)       contingent minimum return; and

(ii)       $1,000 × index return × upside participation rate;

•   if the ending value is less than the starting value, but greater than or equal to the threshold value:

$1,000; or

•   if the ending value is less than the threshold value:

$1,000 + ($1,000 × index return)

Starting Value:	The closing value of the Index on the pricing date
Ending Value:	The closing value of the Index on the calculation day
Contingent Minimum Return:	At least 52.75% of the face amount per security, to be determined on the pricing date
Threshold Value:	75% of the starting value
Upside Participation Rate:	100%
Index Return:	(ending value – starting value) / starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services
CUSIP:	78017GLG4

Hypothetical Payout Profile*

* assumes a contingent minimum return equal to the lowest contingent minimum return that may be determined on the pricing date.

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Index from the starting value, and will lose at least 25%, and may lose up to 100%, of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $900.00 and $940.70 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324012952/dp217307_424b2-wfceln265sx7e.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Value Is Less Than The Threshold Value, You Will Lose At Least 25%, And May Lose Up To 100%, Of The Face Amount Of Your Securities At Maturity.

•	You Will Receive The Contingent Minimum Return Only If The Ending Value Is Greater Than Or Equal To The Starting Value.

•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Index

•	The Equity Securities Composing The Index Are Concentrated In The Banking Industry.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets.

•	The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro.

•	Investing In The Securities Is Not The Same As Investing In The Index.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.